28.d.3.z.i

AMENDMENT

TO

SUBADVISORY AGREEMENT

This Amendment (“Amendment”) to the Subadvisory Agreement dated June 13, 2019 (the “Agreement”) by and among NATIONWIDE VARIABLE INSURANCE TRUST (the “Trust”), NATIONWIDE FUND ADVISORS (the “Adviser”) and J.P. MORGAN INVESTMENT MANAGEMENT INC. (the “Subadviser”) is entered into as of the 10th day of March, 2021 by and among the Trust, the Adviser and the Subadviser. Any term not defined in this Amendment shall have the meaning ascribed to it in the Agreement.

In consideration of the mutual promises and covenants between the parties, the Trust, the Adviser and the Subadviser hereby agree to amend the Agreement as follows:

1. Section 2(d) of the Agreement is deleted in its entirety and replaced with the following:

(d) Derivatives Transactions. Subject to the terms of the Prospectus, the Subadviser is authorized to enter into Derivatives Transactions (as defined in Exhibit B) on behalf of the Fund, and, as set forth in subsection (e) below, to enter into all documents and agreements related thereto. In connection with the Fund’s Derivatives Transactions and in accordance with the requirements of the 1940 Act, the Subadviser is authorized to deposit or transfer any property as collateral with any agent or counterparty, to grant security interests in such collateral and to make any and all margin payments, all on such terms and conditions as the Subadviser shall determine. Exhibit B supplements the Agreement with representations, warranties and covenants by the Adviser and the Trust that the Subadviser will rely upon when entering into derivatives contracts and agreements relating to such transactions on behalf of the Fund.

2. The following provision shall be added to Section 13 of the Agreement:

(c) Subadviser agrees that, for so long as Subadviser is the sole sub-adviser of a Fund, the Subadviser grants the Trust and Fund a non-exclusive, non-assignable, non-sublicensable royalty-free right to use the name “J.P. Morgan” in the name of the Fund or Fund series and that such use of the name “J.P. Morgan” may include use of the name in prospectuses, reports, and sales materials. The Adviser and the Trust shall include appropriate trademark credit lines and notice symbols as reasonably directed by the Subadviser. All use of the name J. P. Morgan shall inure to the benefit of its owner, JPMorgan Chase & Co. Upon termination of this Agreement, the Adviser and the Fund shall forthwith cease to use the name of J.P. Morgan (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

3. The following provision shall be added to Section 15 of the Agreement:

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of confidential information that (i) are at least equal to industry standards for such types of locations, (ii) are in accordance with reasonable policies in these regards, and (iii) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of confidential information under this Agreement. Without limiting the generality of the foregoing, each party will take all reasonable measures to secure and defend its location and equipment against cyber-attacks, “hackers” and others, both internal and external, who may seek, without authorization, to modify or access its systems or the information found therein. Each party will periodically test its systems for potential areas where security could be breached. Each party will report to the other party promptly any breaches of security or unauthorized access to its systems that it detects or becomes aware of that would require notification to consumers and/or regulators, as may be required by applicable federal and/or state laws. Each party will use reasonable and diligent efforts to remedy such breach of security or unauthorized access in a timely manner.

4. Exhibit A of the Agreement is deleted in its entirety and replaced with Exhibit A attached hereto.

5. Exhibit B of the Agreement is deleted in its entirety and replaced with Exhibit B attached hereto.

6. The Trust, the Adviser and the Subadviser each acknowledges that all of its respective representations, warranties and covenants in the Agreement are true and correct as of the date hereof.

7. Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.

This Amendment, the Agreement and the attachments thereto constitute the entire agreement among the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment shall be binding on any party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, including via facsimile, all of which taken together shall constitute a single instrument.

2

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the Trust, the Adviser and the Subadviser have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year written above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Christopher Graham
Name:	Christopher C. Graham
Title:	Vice President and Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name:	Christopher C. Graham
Title:	Vice President and Chief Investment Officer

SUBADVISER
J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Robert Kravantka
Name:	Robert Kravantka
Title:	Vice President

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND J.P. MORGAN INVESTMENT MANAGEMENT INC.

Effective June 13, 2019

As amended March 10, 2021*

Funds of the Trust	Subadvisory Fees

NVIT J.P. Morgan MozaicSM Multi-Asset Fund	0.10% on all Subadviser Assets

NVIT J.P. Morgan U.S. Equity Fund (formerly, NVIT J.P. Morgan Disciplined Equity Fund)	0.20% on all Subadviser Assets

NVIT S&P 500 1-Year Buffer Fund Jan	0.19% on all Subadviser Assets**
NVIT S&P 500 1-Year Buffer Fund Feb
NVIT S&P 500 1-Year Buffer Fund Mar
NVIT S&P 500 1-Year Buffer Fund Apr
NVIT S&P 500 1-Year Buffer Fund May
NVIT S&P 500 1-Year Buffer Fund June
NVIT S&P 500 1-Year Buffer Fund July
NVIT S&P 500 1-Year Buffer Fund Aug
NVIT S&P 500 1-Year Buffer Fund Sep
NVIT S&P 500 1-Year Buffer Fund Oct
NVIT S&P 500 1-Year Buffer Fund Nov
NVIT S&P 500 1-Year Buffer Fund Dec
NVIT S&P 500 5-Year Buffer Fund Q1
NVIT S&P 500 5-Year Buffer Fund Q2
NVIT S&P 500 5-Year Buffer Fund Q3
NVIT S&P 500 5-Year Buffer Fund Q4

*	As approved at the Board of Trustees Meeting held on December 16-18, 2020.
**

The Sub-Advisory Fee stated above will be reduced by each Fund’s Acquired Fund Fees and Expenses (“AFFE”) attributable to the Subadviser’s allocation of Fund assets to exchange-traded funds, excluding any funds managed by the Adviser or its affiliates (each an “Underlying ETF”). The AFFE for each Underlying ETF is the “Total Annual Fund Operating Expenses after Fee Waivers and/or Expense Reimbursements” disclosed in the current prospectus for each Underlying ETF.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Christopher Graham
Name:	Christopher C. Graham
Title:	Vice President and Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name:	Christopher C. Graham
Title:	Vice President and Chief Investment Officer

SUBADVISER
J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Robert Kravantka
Name:	Robert Kravantka
Title:	Vice President

EXHIBIT B

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE TRUST AND THE ADVISER

The Adviser and the Trust each acknowledges and agrees that, in connection with the Subadviser’s performance of its services under this Agreement (including, without limitation, the execution, delivery and performance of any Derivatives Transactions), Subadviser will rely on the Adviser’s and the Trust’s representations, warranties and covenants on behalf of the Fund set forth below. The Adviser and the Trust hereby authorize Subadviser to conclusively rely upon such representations, warranties and covenants as being true, correct and complete on and as of the date hereof and for so long as the Agreement is outstanding or until written notice to the contrary is provided to the Subadviser with respect to any such representation, warranty, or covenant. The Adviser shall provide Subadviser as soon as practicable with written notice if any of the representations, warranties and covenants set forth in this letter ceases to be true, correct or complete.

For purposes of this agreement “Derivatives Transaction” shall mean any contract, transaction or arrangement (whether cleared or uncleared and whether or not exchange traded) specified in (a)(i)-(iii) below and authorized for investment by the Prospectus and all necessary or appropriate documentation relating thereto.

The Adviser and the Trust represent, warrant and covenant as follows:

a.

Subject to this Agreement and the Prospectus (and for the absence of doubt the provisions of this Exhibit B shall not be deemed to grant the Subadviser authority to make any investment not permitted by the Agreement or the Prospectus), in investing and reinvesting the assets of the Fund (hereinafter, the “Account Holder”) the Subadviser is authorized and empowered as follows:

i.

to purchase, sell, hold, make payments and transfers with respect to, and generally deal in any manner with and in, all futures contracts (and any options on such contracts) and to enter into all documents and agreements relating thereto, including, without limitation, futures contracts with a futures commission merchant or swap dealer with respect to financial instruments and any group or index of securities or commodities (or any interest therein based upon the value thereof), futures account agreements, cleared derivatives transactions addenda, cleared derivatives execution agreements, give-up agreements and related documentation, in each case on such terms and conditions as Subadviser shall determine;

ii.

to enter into, purchase, sell, hold, make payments and transfers with respect to and generally deal in any manner with and in any derivative transactions (whether cleared or uncleared and whether or not exchange traded) and to execute, cause to be executed and enter into all documents and agreements relating thereto (including, without limitation, any master agreements, futures and options agreements, cleared derivatives transactions addenda, cleared derivatives execution agreements and account agreements, give-up agreements, International Swaps and Derivatives Association (“ISDA”) protocols and related documentation), in each case with futures commission merchants or swap dealers or other market participants on such terms and conditions as Subadviser shall determine, including, without limitation, (i) any transaction which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, contract for differences, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (iii) any combination of these transactions;

iii.

in connection with any transaction or agreement specified in clauses (a)(i) and (a)(ii) above, to deposit or transfer any property as collateral with any futures commissions merchant, to grant security interests in such collateral and to execute or cause to be executed any and all required or appropriate documentation with respect to such collateral and to make any and all margin payments, all on such terms and conditions as the Subadviser shall determine, and subject in all instances to compliance with the provisions of the 1940 Act; and

iv.

to enter into a side letter on behalf of the Account Holder with a futures commission merchant or other counterparty to offset the Account Holder’s exposure under certain physically settled futures contracts or, if necessary, to assign the Account Holder’s delivery obligations under such physically settled futures contracts to the futures commission merchant or other counterparty. The side letter allows certain physically settled futures to be treated as cash-settled for asset segregation purposes.

b.	Account Holder qualifies as a “Qualified Eligible Person”(“QEP”) under the rules of the Commodity Futures Trading Commission (“CFTC”) because:

i.

Account Holder is a series of an investment company registered under the Investment Company Act of 1940, not formed for the specific purpose of opening an exempt account with the commodity trading advisor; and

ii.	Account Holder owns securities of issuers not affiliated with it and other investments with an aggregate market value of at least $2 million.

c.	The Trust is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

d.

The Trust and the Adviser have the power to authorize the Subadviser to execute Derivatives Transactions on Account Holder’s behalf, to perform obligations under any such Derivatives Transactions and have taken, or will take prior to the execution of any such Derivatives Transaction, all necessary action to authorize the execution, delivery and performance of any such Derivatives Transactions.

e.

Assuming compliance by the Subadviser with the relevant provisions of this Agreement and the Prospectus, the execution, delivery and performance of any Derivatives Transaction will not violate or conflict with any law applicable to the Account Holder and its property (including any restrictions on leverage or speculation, if applicable), any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of the assets or any contractual restriction binding on or affecting it or any of its assets.

f.

All governmental and other consents that are required to have been obtained by the Trust on behalf of the Account Holder with respect to the execution and performance of Derivatives Transactions have been obtained and at the time of execution of any such Derivatives Transaction will be in full force and effect and all conditions of any such consents will have been complied with.

g.

Assuming any applicable Derivatives Transaction that is entered into by the Subadviser on behalf of the Account Holder is a legal, valid and binding obligation of, and enforceable in accordance with its terms against, each of the other parties thereto, the Account Holder’s obligations under any such Derivatives Transaction constitute or will constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

h.

There is not pending or, to the Trust’s or the Adviser’s knowledge, threatened against the Trust or the Account Holder or any of their affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against the Account Holder of any Derivatives Transaction to which it is (or may in the future become) a party or its ability to perform its obligations under any such Derivatives Transaction.

i.

Account Holder is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) the terms and conditions of entering into Derivatives Transactions, and understands and accepts, the terms, conditions and risks of entering into Derivatives Transactions. Account Holder assumes the financial and other risks of any Derivatives Transactions to which it is, or in the future may become, a party. Account Holder understands that the counterparties to any Derivatives Transactions are not, and will not be, acting as a fiduciary for or an advisor to Account Holder in respect of such Derivatives Transactions.

j.

Adviser understands that the counterparties to Derivatives Transactions generally will be entitled to request or receive certain certificates, opinions, financial statements, documents (including without limitation, copies of this Agreement) or information in accordance with the terms of such Derivatives Transactions (collectively, “Information”) from the Account Holder and the Account Holder’s custodian, and will be entitled to rely conclusively upon any Information furnished to the counterparty. Adviser covenants that it shall provide, or cause to be provided, to the Subadviser such Information as may be required of such persons under any Derivatives Transactions, or as the Subadviser may reasonably request from time to time to satisfy its obligations under any Derivatives Transactions and that such Information will, as of the date of such Information, be true, accurate and complete in all material respects and Subadviser may provide such Information to such counterparties. Adviser understands that any failure to provide Information in connection with Derivatives Transactions in a timely fashion may result in counterparties’ termination of certain Derivatives Transactions.

k.

With respect to any Derivatives Transaction executed on behalf of Account Holder on or under the rules of any swaps execution facility (“SEF”), to the extent required by such SEF under its rulebook or otherwise, Account Holder; (a) consents to the jurisdiction of such SEF in connection with and with respect to any such Derivatives Transaction; (b) agrees that every such Derivatives Transaction shall import all the terms of the rules of such SEF insofar as they are applicable to such Derivatives Transaction; (c) agrees that the Subadviser shall be permitted comply with all requirements of such SEF’s rulebook and any other arrangements, provisions and directions given by such SEF; (d) agrees that Account Holder shall provide to such SEF and its agents, including its regulatory service provider, access to all applicable books and records, staff and other information necessary for monitoring and enforcement of such SEF’s rulebook; (e) agrees to comply with all disclosure requirements set forth in applicable CFTC regulations and National Futures Association rules and regulations and any additional disclosure or other requirements imposed by a SEF’s rulebook and (f) agrees that all disputes or claims arising out of any Derivatives Transaction executed on or under the rules of a SEF will be resolved by submission to arbitration pursuant to the rulebook of such SEF.

l.

Account Holder acknowledges and agrees that the Subadviser and its affiliates may aggregate transactions in “swaps” (as defined under the Commodity Exchange Act, as amended (“CEA”) and by rules and regulations of the CFTC) on behalf of Account Holder together with transactions in “swaps” on behalf of other clients of the Subadviser or its affiliates and may effect such transactions as “block trades” (as defined under the CEA).

m.

Adviser has reviewed the registration requirements of the CEA and the registration requirements of the National Futures Association and has determined that it and the Account Holder is in compliance with such requirements to the extent applicable.

n.

The Trust and the Adviser have taken all steps to, and have directed the Account Holder’s custodian to, follow all of Subadviser’s investment related direction with respect to the Account Holder’s assets, including, without limitation, the posting of any margin, collateral or other assets that may be required under such agreements or arrangements entered into by Subadviser with respect to the assets of the Account Holder. The Trust and the Adviser represent and warrant that with respect to Account Holder in connection with Subadviser’s activities described in this Agreement with respect to the Account Holder, including without limitation, this letter agreement, such actions are and shall be authorized and permitted under all applicable governing documents of the Trust and the Account Holder and will not violate or conflict with any law applicable to the Trust, the Adviser or the Account Holder, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting its assets. The Subadviser is not responsible for the custody of the Account Holder’s assets.

o.	Account Holder is the sole owner of or otherwise has the right to transfer, or pledge, the assets to be used as collateral in connection with the Derivatives Transactions.

p.

Account Holder has not granted any lien or security interest in its assets except those that may be granted in favor of the Account Holder’s custodian or any bank pursuant to which the Account Holder has a line of credit.

q.

Account Holder will take and/or permit the Subadviser on its behalf to take any and all necessary actions in order to transfer title to, or grant a valid, perfected security interest in (as may be applicable), such assets to a counterparty under the applicable counterparty documents.

r.

Account Holder is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), the terms and conditions of and understands and accepts the risks of entering into and submitting the cleared Derivatives Transactions for clearing and settlement, including, but not limited to, the risk that: (1) the regulations applicable to cleared Derivatives Transactions, including the rules, regulations and procedures of the applicable clearing organization and each SEF or designated contract market, if any, that Account Holder uses in connection with cleared Derivatives Transactions, may differ from the regulations applicable to the execution and clearing of futures contracts; and (2) such cleared Derivatives Transactions may not be afforded the same legal and regulatory treatment as may be afforded the execution and clearing of futures contracts. No clearing member will be acting as a fiduciary for or an adviser to Account Holder in respect of the cleared Derivatives Transactions.

s.

The Trust and the Adviser acknowledge and agree that subject to the Agreement and the Prospectus, the Subadviser has been given full discretion over the trading of Derivatives Transactions for the Account Holder. Such discretion includes, among other things, the authority to open trading accounts with futures commission merchants and provide directly or through service providers relevant “know your customer” and any other information to the futures commission merchant, and to receive on Account Holder’s behalf the disclosures and other information a futures commission merchant is required to provide to its counterparties under CFTC, SEC or other rules governing Derivatives Transactions, including the form and method of delivery of such disclosures and information.

t.

Notwithstanding anything to the contrary in any non-disclosure, confidentiality or other agreement between the Account Holder and any other party, the Trust and the Adviser confirm that the Account Holder hereby consents to and agrees that the Subadviser is authorized to use and disclose information (and to permit counterparties to disclose information) concerning the Account Holder, the Trust and the Adviser: (a) to the extent permitted by applicable law, rules, regulations, instruments, orders or directives that mandate reporting and/or retention of transaction and similar information issued by any regulatory authority, body or agency with jurisdiction to regulate trade reporting with respect to derivatives activities or to regulate persons with respect to trade reporting in connection with their derivatives activities (the “Reporting Requirements”) or (b) to and between the other party’s head office, branches or affiliates, or any persons or entities who provide services to such other party or its head office, branches or affiliates, in each case, in connection with such Reporting Requirements.

u.

For the avoidance of doubt, to the extent that applicable non-disclosure, confidentiality, bank secrecy or other law imposes nondisclosure requirements on transaction and similar information otherwise required to be disclosed but permits Account Holder to waive such non-disclosure requirements by consent, the Trust and the Adviser on behalf of the Account Holder consent to waive such non-disclosure requirements to the extent permitted by such applicable laws and any agreement between Account Holder and any other party to maintain confidentiality of information contained in any non-disclosure, confidentiality or other agreement shall continue to apply to the extent that such agreement is not inconsistent with the disclosure of information in connection with the Reporting Requirements as set out herein. The Trust and the Adviser each represents and warrants that any third party to whom the Account Holder may owe a duty of confidentiality in respect of the information disclosed has consented to the disclosure of that information.

v.

The Trust and the Adviser hereby agree to provide by prompt written notice to Subadviser any additional representations, warranties and covenants reasonably requested by Subadviser to the extent such representations, warranties or covenants are requested by counterparties or required by applicable law.

w.

The Trust and the Adviser each (i) represents that all the representations, warranties or information in or provided in connection with this Exhibit B are true, accurate and complete in all material respects and (ii) agrees to promptly notify the Subadviser in writing of any change to such representations, warranties or information if any of such representations, warranties or information become incorrect or misleading in any respect.